UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2014

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On May 22, 2014, Career Education Corporation (the “Company”) issued a press release announcing the appointment of Reid Simpson as the Company’s Senior Vice President and Chief Financial Officer effective as of May 22, 2014 (the “Commencement Date”).

Prior to joining the Company, Mr. Simpson, age 57, was a board member of Helix Education, Inc. (formerly known as Datamark Inc.), a provider of marketing, enrollment, retention and learning solutions for postsecondary education, a position he held since 2007 and where he was also the chairman of the audit committee. In addition, from May 2010 until June 2013, Mr. Simpson was Senior Vice President and Chief Financial Officer of Asset Acceptance Capital Corporation, a then public company engaged in the purchase and collection of defaulted and charged-off accounts receivable portfolios. From 2007 to 2010, he served as Executive Vice President and Chief Financial Officer of Aircell LLC (now Gogo Inc.), a leading provider of in-flight mobile broadband services to the commercial and business aviation industries in the United States, and from 2004 to 2007 he served as Chief Financial Officer of eCollege.com, a then public outsource provider of value-added information services to the postsecondary education industry. From 1999 to 2004, Mr. Simpson served as Executive Vice President and Chief Financial Officer of CCC Information Services, Inc., a public company providing software and services to the automobile claims industry. Mr. Simpson previously held CFO positions at The Signature Group and Delphi Information Systems, Inc. Additionally, Mr. Simpson spent 16 years with The Dun & Bradstreet Corporation where he held a number of senior finance positions, including CFO for three of the corporation’s businesses: Dun & Bradstreet Plan Services, Nielsen Marketing Research and DonTech. Mr. Simpson holds a Bachelor of Science in Accounting from Michigan State University.

There are no arrangements between Mr. Simpson and any other person pursuant to which he was selected to become Chief Financial Officer of the Company. Mr. Simpson does not have any family relationship with any executive officer or director of the Company, or with any person selected to become an officer or director of the Company. Neither Mr. Simpson nor any member of his immediate family has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Simpson’s employment offer letter (the “Offer Letter”) provides for the following compensation: an annual base salary of $425,000; participation in the Company’s Annual Incentive Award Program with a target opportunity of 70% of base salary for 2014, 2015 and 2016, which will be prorated for the portion of the year he is employed in 2014 and subject to a minimum guaranteed payment of $148,750 for 2014; a cash sign-on bonus of $80,000 which is subject to repayment by Mr. Simpson if he terminates his employment with the Company within the first year of employment; an award of stock options to purchase 42,556 shares of Company common stock with an exercise price equal to the closing price of the common stock on the grant date and which will vest in four equal annual installments commencing on June 14, 2015; an award of 54,612 restricted stock units to be settled in stock which will vest in four equal annual installments commencing on June 14, 2014; a long-term incentive target opportunity of 125% of base salary for 2015 and 2016; and participation in the Company’s Executive Severance Plan with no less than 12 months of base salary and partial subsidies of COBRA coverage for no less than 12 months.

The description of the Offer Letter contained herein does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

To provide for the orderly transition of the responsibilities of the Chief Financial Officer role, on May 21, 2014 the Company and Colleen O’Sullivan agreed that Ms. O’Sullivan will cease serving as Senior Vice President and Chief Financial Officer effective as of the close of business on May 21, 2014 and it is anticipated that she will remain an employee for a transition period through June 30, 2014, during which time she will continue to receive her current annual base salary of $380,000. The transition arrangements with Ms. O’Sullivan are subject to execution of a final agreement.

A copy of the Company’s press release regarding these events is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

10.1	Letter Agreement between the Company and Reid Simpson dated May 21, 2014

99.1	Press release of the Company dated May 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jennifer A. Campe
Jennifer A. Campe
Senior Vice President and Chief Human Resources Officer

Dated: May 22, 2014

Exhibit Index

Exhibit Number	Description of Exhibits

10.1	Letter Agreement between the Company and Reid Simpson dated May 21, 2014

99.1	Press release of the Company dated May 22, 2014